Exhibit 10.11

AGREEMENT TO PROVIDE INSURANCE
(Commercial-Non Real Estate)
(Inventory/Equipment/Contents)

Borrower: PREMIER POWER RENEWABLE ENERGY, INC. 4961 Windplay Drive, #100 El Dorado Hill, CA 95762	Lender: UMPQUA BANK 2998 Douglas Blvd., Suite 100 Roseville, CA 95661

INSURANCE REQUIREMENTS. PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation ("Grantor"), understands that insurance coverage is required in connection with the Loan, pursuant to the Loan Agreement dated July 13, 2009, by and between Grantor and UMPQUA BANK, an Oregon corporation (“Lender”). These requirements are set forth in the security documents for the loan. The following minimum insurance coverages must be provided on the following described collateral (the "Collateral"):

Collateral:	Described in Exhibit A attached hereto.

Type:
1.
Hazard: Hazard coverage for perils of fire, extended coverage, special extended coverage (including theft coverage if loan is covering inventory/equipment) on a replacement cost basis, in an amount within at least 80% of replacement of property. Policy should include Agreed Amount Clause. Maximum deductible of $10,000.00. Policy should include Agreed Amount Clause. Policy shall show Lender as loss payee.

2.	Flood: Flood coverage, if covered property, whether equipment, inventory, contents, etc., is located in “A” or ”V” Zone. Policy shall show Lender as loss payee.

3.
Wind Coverage: Wind coverage including any named windstorm restrictions, exclusions, specific deductibles or sublimits must be indicated on certificate or evidence of property form along with builder’s risk or hazard insurance.

4.
General Liability: Minimum coverage of $1,000,000.00. Include coverage for liability the Grantor assumes under contract or agreement and coverage for independent contractors. Policy shall provide an Additional Insured endorsement in favor of Lender. Policy shall provide a Waiver of Subrogation endorsement in favor of Lender.

4.
Business Auto: Minimum coverage of $1,000,000.00. Coverage to include hired and non-owned liability. Policy shall provide an Additional Insured endorsement in favor of Lender. Policy shall provide a Waiver of Subrogation endorsement in favor of Lender.

5.
Workers Compensation: Statutory/Employer’s Liability coverage of $500,000.Coverage for all employees and independent contractors. Policy shall provide a Waiver of Subrogation endorsement in favor of Lender.

6.
Excess Liability: Policy should be excess over all liability policies and include Defense costs. Policy shall provide an Additional Insured endorsement in favor of Lender. Policy shall provide a Waiver of Subrogation endorsement in favor of Lender.

Endorsements. 438 BFU (Lender’s Loss Payable Endorsement) must be attached to all policies and binders. All policies and binders shall expressly provide by written endorsement that the insurance shall not be cancelled, surrendered, non-renewed or modified, unless thirty (30) days advance written notice is given to Lender.

Latest Delivery Date: By the loan closing date.

INSURANCE COMPANY. Grantor may obtain insurance from any insurance company Grantor may choose that carries a rating of B+ or better from A.M. Best Company. Other companies will be considered by Lender if reinsurers meet company guidelines.

PROOF OF INSURANCE. Certificates of insurance an certificates of property/evidence of property forms will be acceptable as proof of permanent insurance. Binders will be acceptable as proof of temporary coverage pending receipt of appropriate documents from insurance company. Binder will reflect coverages, limits, deductibles, applicable forms and Lender, as their interest may appear.

INSURANCE MAILING ADDRESS. All documents and other materials relating to insurance for this loan should be mailed, delivered or directed to the following address:

UMPQUA BANK
Attn: George Diesch
2998 Douglas Blvd., Suite 100
Roseville, CA 95661

FAILURE TO PROVIDE INSURANCE. Grantor acknowledges and agrees that if Grantor fails to provide any required insurance or fails to continue such insurance in force, Lender may do so at Grantor's expense as provided in the applicable security document. The cost of any such insurance, at the option of Lender, shall be payable on demand or shall be added to the indebtedness as provided in the security document. GRANTOR ACKNOWLEDGES THAT IF LENDER SO PURCHASES ANY SUCH INSURANCE, THE INSURANCE WILL PROVIDE LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO AN AMOUNT EQUAL TO THE LESSER OF (1) THE UNPAID BALANCE OF THE DEBT, EXCLUDING ANY UNEARNED FINANCE CHARGES, OR (2) THE VALUE OF THE COLLATERAL; HOWEVER, GRANTOR'S EQUITY IN THE COLLATERAL MAY NOT BE INSURED. IN ADDITION, THE INSURANCE MAY NOT PROVIDE ANY PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND MAY NOT MEET THE REQUIREMENTS OF ANY FINANCIAL RESPONSIBILITY LAWS.

AUTHORIZATION. For purposes of insurance coverage on the Collateral, Grantor authorizes Lender to provide to any person (including any insurance agent or company) all information Lender deems appropriate, whether regarding the Collateral, the loan or other financial accommodations, or both.

GRANTOR ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AGREEMENT TO PROVIDE INSURANCE AND AGREES TO ITS TERMS. THIS AGREEMENT IS DATED _________________, 2009.

GRANTOR:	PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation

By:
Dean Marks
President and Chief Executive Officer

EXHIBIT A

[Collateral Description]

“                                                      Collateral means the following described property, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: All personal and fixture property of every kind and nature including without limitation all Goods (including Inventory, Equipment and any accessions thereto), Instruments (including promissory notes), Documents, Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Investment Property (including securities) and all  Supporting Obligations and proceeds, and all General Intangibles (including Payment Intangibles).

In addition, the term “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

(a)                      All attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above.

(b)                      All products and produce of any of the property described in this Collateral definition.

(c)                      All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the properly described in this Collateral definition.

(d)                      All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Collateral definition.

(e)                      All records and data relating to any of the property described in this Collateral definition, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.